SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                                                  COMMISSION FILE NUMBER 2-83157

                           NOTIFICATION OF LATE FILING

(Check One):      [X]  Form 10-K and Form 10-KSB     [ ]  Form 11-K
                  [ ]  Form 20-F                     [ ]  Form 10-Q and Form 10-QSB      [ ]  Form N-SAR

For Period Ended: DECEMBER 31, 2000
                  --------------------------------------------------------------

         [ ]      Transition Report on Form 10-K and Form 10-KSB
         [ ]      Transition Report on Form 20-F
         [ ]      Transition Report on Form 11-K
         [ ]      Transition Report on Form 10-Q and Form 10-QSB
         [ ]      Transition Report on Form N-SAR

For the Transition Period Ended: NOT APPLICABLE
                                 -----------------------------------------------

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: NOT APPLICABLE
                                                        ------------------------

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: SOUTHEASTERN BANKING CORPORATION
                         -------------------------------------------------------

Former name if applicable: NOT APPLICABLE
                           -----------------------------------------------------

Address of principal executive office (STREET AND NUMBER): 1010 NORTHWAY STREET
                                                           ---------------------

City, State and Zip Code: DARIEN, GEORGIA  31305
                          ------------------------------------------------------

                                     PART II
                             RULE 12B-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a)      The reasons described in reasonable detail in Part III of this
[X] form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar
[X] day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c)      The accountant's statement or other exhibit required by
[ ]               Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period:

         The financial statements of the Registrant for the year ended December 31, 2000 are expected to contain disclosures related to a subsequent event. As additional information regarding the subsequent event continues to be gathered by the Registrant, the Registrant is unable to file its 2000 Annual Report on Form 10-K within the prescribed time period. The Registrant expects to file its 2000 Annual Report on Form 10-K no later than April 14, 2001, the 15th day following the prescribed due date.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification


             S. MICHAEL LITTLE            (912)                  437-4141
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                   (Name)              (Area code)          (Telephone Number)


         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [X] Yes   [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        SOUTHEASTERN BANKING CORPORATION
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                  (Name of registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized:

Date:  April 2, 2001                         By: /s/ S. MICHAEL LITTLE
                                                 -----------------------------
                                                 Name:  S. Michael Little
                                                 Title: Executive Vice President